Exhibit 99.1

For Release on February 15, 2012

TOWN SPORTS INTERNATIONAL HOLDINGS, INC. ANNOUNCES FOURTH QUARTER AND FULL-YEAR

2011 FINANCIAL RESULTS

New York, NY – February 15, 2012 – Town Sports International Holdings, Inc. (“TSI” or the “Company”) (NASDAQ: CLUB), a leading owner and operator of health clubs located primarily in major cities from Washington, DC north through New England, operating under the brand names “New York Sports Clubs,” “Boston Sports Clubs,” “Washington Sports Clubs” and “Philadelphia Sports Clubs,” announced its results for the fourth quarter and full-year ended December 31, 2011.

Fourth Quarter Overview:

•	Total member count increased 1,000 to 523,000 in Q4 2011 and increased by 30,000, or 6.1%, in full-year 2011.

•	Membership monthly attrition averaged 3.4% per month in both Q4 2011 and Q4 2010.

•

Revenue of $115.8 million in Q4 2011 increased 1.5% as compared to Q4 2010 and 3.9% as compared to adjusted Q4 2010. Adjusted Q4 2010 revenue of $111.5 million excludes $2.6 million of personal training revenue recognized for expired and unused sessions.

•	Comparable club revenue increased 3.4% in Q4 2011 compared to adjusted Q4 2010.

•

Personal training revenue increased 7.7% in Q4 2011 compared to adjusted Q4 2010. Adjusted Q4 2010 revenue excludes $2.6 million of personal training revenue recognized for expired and unused sessions.

•

Diluted earnings per share were $0.14 in Q4 2011 compared to $0.06 in Q4 2010. Q4 2011 results include a favorable tax credit of approximately $343,000, or $0.01 per share related to state deferred tax adjustments. Q4 2010 results included $1.4 million, net of taxes, or approximately $0.06 per share, of personal training revenue recognized for expired and unused sessions.

•	Adjusted EBITDA increased 19.7% to $22.9 million in Q4 2011 as compared to Q4 2010 and increased 21.2% to $89.5 million in full-year 2011 compared to full-year 2010.

Robert Giardina, Chief Executive Officer of TSI, commented: “Our 19.7% EBITDA margin in Q4 2011 driven by comparable club revenue growth of 3.4% demonstrated the company’s ability to execute at every level of the organization. We are excited about our prospects for additional productivity and profitability gains in 2012, and are on the cusp of reaching our 20% EBITDA margin goal ahead of schedule. We are also once again setting our sights on club growth, and see significant opportunity over the next five years as health and wellness continues to gain momentum as a major trend in the U.S.”

Fourth Quarter Ended December 31, 2011 Financial Results:

Revenue (in thousands):

	Quarter Ended December 31,
	2011		2010
	Revenue	% Revenue	Revenue	% Revenue	% Variance
Membership dues	$91,231	78.8%	$89,950	78.9%	1.4%
Joining fees	2,241	1.9%	1,272	1.1%	76.2%

Membership revenue	93,472	80.7%	91,222	80.0%	2.5%

Personal training revenue	15,142	13.1%	16,657	14.6%	(9.1	) %
Other ancillary club revenue	5,778	5.0%	5,010	4.4%	15.3%

Ancillary club revenue	20,920	18.1%	21,667	19.0%	(3.4	) %
Fees and other revenue	1,421	1.2%	1,176	1.0%	20.8%

Total revenue	$115,813	100.0%	$114,065	100.0%	1.5%

Total revenue for Q4 2011 increased $1.7 million, or 1.5% compared to Q4 2010. In Q4 2010, we recognized $2.6 million of personal training revenue for unused and expired personal training sessions in three of the jurisdictions in which we operate. Excluding this revenue from Q4 2010, we experienced an increase in revenue of $4.3 million, or 3.9% compared to Q4 2010. For Q4 2011, revenues increased $678,000 at the two clubs opened or acquired subsequent to December 31, 2009 (both opened in Q4 2011), increased by $3.8 million at our clubs opened or acquired prior to December 31, 2009 and decreased $511,000 related to the three clubs that were closed subsequent to December 31, 2009.

Operating expenses:

	Quarter Ended December 31,
	2011	2010
	Expense % of Revenue		Expense % Variance
Payroll and related	37.9%	38.6%	(0.4)%
Club operating	37.5%	37.2%	2.5%
General and administrative	5.3%	5.7%	(5.4)%
Depreciation and amortization	11.0%	10.5%	6.0%

Operating expenses	91.7%	92.0%	1.2%

Total operating expenses increased 1.2% for Q4 2011 compared to Q4 2010. Operating margin was 8.3% for Q4 2011 compared to 8.0% for Q4 2010.

Club Operating. The increase in club operating expenses in Q4 2011 was primarily due to increases in occupancy-related expenses and, to a lesser degree, laundry- and towel-related expenses.

General and administrative. The decrease in general and administrative expenses in Q4 2011 was primarily related to decreases in legal expenses.

Depreciation and amortization. The increase in depreciation and amortization in Q4 2011 was partly related to the two club openings in Q4 2011.

Net income for Q4 2011 was $3.3 million compared to $1.3 million for Q4 2010.

Full-Year Ended December 31, 2011 Financial Results

For the full-year ended December 31, 2011, total revenue increased $4.6 million, or 1.0%, compared to full-year 2010. Operating margin was 7.6% for 2011 compared to 4.0% for 2010. In 2010, we recorded fixed asset impairment charges of $3.3 million. There were no such charges in 2011. Net income for 2011 was $6.3 million compared to net loss of $290,000 in 2010.

Cash flow from operating activities for full-year 2011 totaled $74.9 million, an increase of $23.6 million from full-year 2010. This increase was driven by an increase in earnings before the effects of depreciation and fixed asset impairments. The increase in deferred revenue in 2011 generated a $6.5 million increase in cash flow as compared to 2010, which was driven by an increase in joining fees collected. The decrease in prepaid expenses and other current assets generated a $6.0 million favorable cash flow variance to 2010 principally due to timing differences in rent payments at the end of 2011. The effect of income taxes increased cash flow by $6.6 million in 2011, as we had more income tax refunds, net of cash paid for taxes, in 2011 compared to 2010. These increases in cash flow were partially offset by an $8.8 million increase in cash paid for interest, and a $4.2 million increase in deferred membership costs compared to 2010.

First Quarter 2012 Financial Outlook:

Based on the current business environment, recent performance and current trends in the marketplace and subject to the risks and uncertainties inherent in forward-looking statements, our outlook for the first quarter of 2012 includes the following:

•

Revenue for Q1 2012 is expected to be between $121.3 million and $122.3 million versus $116.7 million for Q1 2011. As percentages of revenue, we expect Q1 2012 payroll and related expenses to approximate 39.0% and club operating expenses to approximate 37.0%. We expect general and administrative expenses to approximate $6.8 million, depreciation and amortization to approximate $12.8 million and net interest expense to approximate $6.0 million.

•

We expect net income for Q1 2012 to be between $2.75 million and $3.25 million, and diluted earnings per share to be in the range of $0.12 per share to $0.14 per share, assuming a 41.0% effective tax rate and 23.75 million weighted average fully diluted shares outstanding.

•	We estimate that Adjusted EBITDA will approximate $23.75 million in Q1 2012.

Investing Activities Outlook:

For the year ending December 31, 2012, we currently plan to invest $25.0 million to $28.0 million in capital expenditures compared to $30.9 million of capital expenditures in 2011. This amount includes approximately $2.5 million to $3.0 million related to potential 2012 and 2013 club openings, approximately $16.0 million to $17.0 million to continue upgrading existing clubs and approximately $4.0 million to $5.0 million principally related to major renovations at clubs with recent lease renewals and to upgrade our in-club entertainment system network. We also expect to invest approximately $2.5 million to $3.0 million to enhance our management information systems. These capital expenditures will be funded by cash flow provided by operations and available cash on hand.

Forward-Looking Statements:

Statements in this release that do not constitute historical facts, including, without limitation, statements under the captions “First Quarter 2012 Financial Outlook” and “Investing Activities Outlook”, other statements regarding future financial results and performance and potential sales revenue and other statements that are predictive in nature or depend upon or refer to events or conditions, or that include words such as “expects,” “anticipated,” “intends,” “plans,” “believes,” “estimates” or “could”, are “forward-looking” statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to various risks and uncertainties, many of which are outside the Company’s control, including, among others, the level of market demand for the Company’s services, economic conditions affecting the Company’s business, the geographic concentration of the Company’s clubs, competitive pressures, the ability to achieve reductions in operating costs and to continue to integrate acquisitions, environmental initiatives, any security and privacy breaches involving customer data, the application of Federal and state tax laws and regulations, the levels and terms of the Company’s indebtedness, and other specific factors discussed herein and in other releases and public filings made by the Company (including the Company’s reports on Forms 10-K and 10-Q filed with the Securities and Exchange Commission). The Company believes that all forward-looking statements are based on reasonable assumptions when made; however, the Company cautions that it is impossible to predict actual results or outcomes or the effects of risks, uncertainties or other factors on anticipated results or outcomes and that, accordingly, one should not place undue reliance on these statements. Forward-looking statements speak only as of the date they were made, and the Company undertakes no obligation to update these statements in light of subsequent events or developments. Actual results may differ materially from anticipated results or outcomes discussed in any forward-looking statement.

About Town Sports International Holdings, Inc.:

New York-based Town Sports International Holdings, Inc. is a leading owner and operator of fitness clubs in the Northeast and mid-Atlantic regions of the United States and, through its subsidiaries, operated 160 fitness clubs as of December 31, 2011, comprising 108 New York Sports Clubs, 25 Boston Sports Clubs, 18 Washington Sports Clubs (two of which are partly-owned), six Philadelphia Sports Clubs, and three clubs located in Switzerland. These clubs collectively served approximately 523,000 members. For more information on TSI, visit http://www.mysportsclubs.com.

The Company will hold a conference call on Wednesday February 15, 2012 at 4:30 PM (Eastern) to discuss the fourth quarter and full-year results. Robert Giardina, Chief Executive Officer, and Dan Gallagher, Chief Financial Officer, will host the conference call. The conference call will be Web cast and may be accessed via the Company’s Investor Relations section of its Web site at www.mysportsclubs.com. A replay and transcript of the call will be available via the Company’s Web site beginning February 16, 2012.

From time to time we may use our Web site as a channel of distribution of material company information. Financial and other material information regarding the Company is routinely posted on and accessible at http://www.mysportsclubs.com. In addition, you may automatically receive email alerts and other information about us by enrolling your email by visiting the “Email Alert” section at http://www.mysportsclubs.com.

Town Sports International Holdings, Inc., New York

Contact Information:

Investor Contact:

(212) 246-6700 extension 1650

Investor.relations@town-sports.com

or

ICR, Inc.

Joseph Teklits / Farah Soi

(203) 682-8390

farah.soi@icrinc.com

TOWN SPORTS INTERNATIONAL HOLDINGS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

As of December 31, 2011 and 2010

(All figures in thousands)

(Unaudited)

	December 31, 2011	December 31, 2010

ASSETS
Current assets:
Cash and cash equivalents	$47,880	$38,803
Accounts receivable, net	5,857	5,258
Inventory	290	217
Prepaid corporate income taxes	73	7,342
Prepaid expenses and other current assets	10,599	13,213

Total current assets	64,699	64,833
Fixed assets, net	286,041	309,371
Goodwill	32,799	32,794
Intangible assets, net	—	44
Deferred tax assets, net	40,000	41,883
Deferred membership costs	10,117	5,934
Other assets	15,886	9,307

Total assets	$449,542	$464,166

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Current portion of long-term debt	$25,507	$14,550
Accounts payable	9,180	4,008
Accrued expenses	26,575	27,477
Accrued interest	950	6,579
Deferred revenue	40,822	35,106

Total current liabilities	103,034	87,720
Long-term debt	263,487	301,963
Deferred lease liabilities	65,119	67,180
Deferred revenue	5,338	3,166
Other liabilities	12,210	11,082

Total liabilities	449,188	471,111
Stockholders’ equity (deficit) :
Common stock	23	23
Paid-in capital	(19,934)	(21,788)
Accumulated other comprehensive income	1,251	2,121
Retained earnings	19,014	12,699

Total stockholders’ equity (deficit)	354	(6,945)

Total liabilities and stockholders’ equity (deficit)	$449,542	$464,166

TOWN SPORTS INTERNATIONAL HOLDINGS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

For the quarters and years ended December 31, 2011 and 2010

(All figures in thousands except share and per share data)

(Unaudited)

	Quarter Ended December 31,		Year Ended December 31,
	2011	2010	2011	2010
Revenues:
Club operations	$114,392	$112,889	$462,051	$457,626
Fees and other	1,421	1,176	4,890	4,761

	115,813	114,065	466,941	462,387

Operating Expenses
Payroll and related	43,889	44,058	177,528	185,583
Club operating	43,480	42,412	176,463	174,135
General and administrative	6,144	6,493	25,799	28,773
Depreciation and amortization	12,707	11,990	51,536	52,202
Impairment of fixed assets	—	—	—	3,254

	106,220	104,953	431,326	443,947

Operating income	9,593	9,112	35,615	18,440
Loss on extinguishment of debt	—	—	4,865	—
Interest expense	6,009	5,490	24,274	21,158
Interest income	(12)	(69)	(147)	(145)
Equity in the earnings of investees and rental income	(558)	(586)	(2,391)	(2,139)

Income (loss) before provision (benefit) for corporate income taxes	4,154	4,277	9,014	(434)
Provision (benefit) for corporate income taxes	904	3,002	2,699	(144)

Net income (loss)	$3,250	$1,275	$6,315	$(290)

Earnings (loss) per share:
Basic	$0.14	$0.06	$0.28	$(0.01)
Diluted	$0.14	$0.06	$0.27	$(0.01)
Weighted average number of shares used in calculating (loss) earnings per share:
Basic	22,964,254	22,659,361	22,828,031	22,634,233
Diluted	23,578,768	22,858,573	23,423,797	22,634,233

TOWN SPORTS INTERNATIONAL HOLDINGS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

For the years ended December 31, 2011 and 2010

(All figures in thousands)

(Unaudited)

	Year Ended December 31,
	2011	2010
Cash flows from operating activities:
Net income (loss)	$6,315	$(290)
Adjustments to reconcile net income (loss) to net cash provided by operating activities
Depreciation and amortization	51,536	52,202
Impairment of fixed assets	—	3,254
Loss on extinguishment of debt	4,865	—
Call premium on redemption of Senior Discount Notes	(2,538)	—
Amortization of debt discount	244	—
Amortization of debt issuance costs	1,127	1,011
Non-cash rental expense, net of non-cash rental income	(3,663)	(5,552)
Compensation expense incurred in connection with stock options and common stock grants	1,412	1,336
Decrease in deferred tax asset	1,886	8,643
Net change in certain operating assets and liabilities	19,129	(8,243)
(Increase) decrease in deferred membership costs	(4,183)	145
Landlord contributions to tenant improvements	711	100
Decrease in insurance reserves	(1,679)	(1,119)
Other	(277)	(249)

Total adjustments	68,570	51,528

Net cash provided by operating activities	74,885	51,238

Cash flows from investing activities:
Capital expenditures	(30,907)	(22,035)

Net cash used in investing activities	(30,907)	(22,035)

Cash flows from financing activities:
Proceeds from 2011 Senior Credit Facility, net of original issue discount	297,000	—
Debt issuance costs	(8,065)	—
Repayment of 2007 Term Loan Facility	(178,063)	(1,850)
Repayment of Senior Discount Notes	(138,450)	—
Principal payments on 2011 Term Loan Facility	(8,250)	—
Proceeds from stock option exercises	479	85

Net cash used in financing activities	(35,349)	(1,765)

Effect of exchange rate changes on cash	448	607

Net increase in cash and cash equivalents	9,077	28,045
Cash and cash equivalents beginning of period	38,803	10,758

Cash and cash equivalents end of period	$47,880	$38,803

Summary of the change in certain operating assets and liabilities:

Increase in accounts receivable	$(591)	$(951)
(Increase) decrease in inventory	(74)	9
Decrease (increase) in prepaid expenses and other current assets	3,493	(2,532)
Increase (decrease) in accounts payable, accrued expenses and accrued interest	864	(419)
Change in prepaid corporate income taxes and corporate income taxes payable	7,320	(6,016)
Increase in deferred revenue	8,117	1,666

Net change in certain working capital components	$19,129	$(8,243)

TOWN SPORTS INTERNATIONAL HOLDINGS, INC. AND SUBSIDIARIES

Reconciliation of Net Cash Provided by Operating Activities to EBITDA and Adjusted EBITDA

For the Quarters and Full Years Ended December 31, 2011 and 2010

(All figures in thousands)

(Unaudited)

	Quarter Ended		Full-Year Ended
	December 31,		December 31,
	2011	2010	2011	2010
Net cash provided by operating activities:	$21,645	$13,199	$74,885	$51,238
Interest expense, net of interest income	5,997	5,421	24,127	21,013
Provision (benefit) for corporate income taxes	904	3,002	2,699	(144)

Changes in operating assets and liabilities	(7,587)	1,069	(19,129)	8,243
Impairment of fixed assets	—	—	—	(3,254)
Loss on extinguishment of debt	—	—	(4,865)	—
Call premium on the redemption of Senior Discount Notes	—	—	2,538	—
Amortization of debt discount	(95)	—	(244)	—
Amortization of debt issuance costs	(287)	(252)	(1,127)	(1,011)
Compensation expense incurred in connection with stock options and common stock grants	(487)	(197)	(1,412)	(1,336)
Landlord contributions to tenant improvements	—	—	(711)	(100)
Non-cash rental expense, net of non-cash rental income	646	2,034	3,663	5,552
Decrease (increase) in insurance reserves	168	66	1,679	1,119
Decrease in deferred tax asset	1,375	(3,110)	(1,886)	(8,643)
Increase in deferred membership costs	625	575	4,183	(145)
Other	(46)	(119)	277	249

EBITDA	22,858	21,688	84,677	72,781
Unused and expired personal training sessions (1)	—	(2,593)	—	(2,127)
Impairment of fixed assets	—	—	—	3,254
Loss on extinguishment of debt	—	—	4,865	—

Adjusted EBITDA	$22,858	$19,095	$89,542	$73,908

(1)	In Q4 2010, we recognized a total of $2,697 of revenue related to unused and expired personal training sessions of which approximately $570 and $104 relates to expired sessions that would have been recognized in full-year 2010 and Q4 2010, respectively. Accordingly, these 2010 amounts are excluded from the adjustments represented in the table.

TOWN SPORTS INTERNATIONAL HOLDINGS, INC. AND SUBSIDIARIES

Reconciliation of Net Cash Provided by Operating Activities to EBITDA and Adjusted EBITDA

For the Quarter Ending March 31, 2012 and the Quarter Ended March 31, 2011

(All figures in thousands)

(Unaudited)

	Estimated
	Q1 2012	Q1 2011
Net cash provided by operating activities	$18,400	$25,408
Interest expense, net of interest income	6,000	5,511
Provision for corporate income taxes	2,000	529
Changes in operating assets and liabilities	(1,600)	(12,594)
Amortization of debt issuance costs	(290)	(282)
Compensation expense incurred in connection with stock options and common stock grants	(380)	(348)
Landlord contributions to tenant improvements	(300)	(149)
Non-cash rental expense, net of non-cash rental income	850	1,120
Decrease in insurance reserves	100	330
Decrease in deferred tax asset	(1,450)	(518)
Increase in deferred member costs	500	1,200
Other	(80)	368

EBITDA	23,750	20,575

Non-GAAP Financial Measures – EBITDA and Adjusted EBITDA

EBITDA consists of net income (loss) plus interest expense (net of interest income), provision for corporate income taxes, and depreciation and amortization. Adjusted EBITDA is the Company’s EBITDA excluding loss on extinguishment of debt, any fixed asset or goodwill impairments and, in the case of Q4 2010 and full year 2010, revenue recognized for unused and expired personal training sessions. EBITDA is not a measure of liquidity or financial performance presented in accordance with GAAP. EBITDA, as we define it, may not be identical to similarly titled measures used by some other companies.

EBITDA has material limitations as an analytical tool and should not be considered in isolation or as a substitute for cash flows from operating activities, operating income or other cash flow or income data prepared in accordance with GAAP. The items excluded from EBITDA, but included in the calculation of reported net income, are significant components of the consolidated statements of cash flows and income, and must be considered in performing a comprehensive assessment of our liquidity.

EBITDA excludes, among other items, the effect of depreciation and amortization, which is a significant component of our reported GAAP data. Depreciation and amortization, which is a non-cash item, totaled $12.7 million in the quarter ended December 31, 2011. Although a premise underlying depreciation and amortization is that it will be reinvested in our business to restore, replenish or purchase property, equipment and other related assets, the funds represented by depreciation and amortization could, in the Company’s discretion, be utilized for other purposes (e.g., debt service). Accordingly, EBITDA may be useful as a supplemental measure to GAAP financial data for demonstrating our ability to satisfy our liquidity and capital resource requirements.

Investors or prospective investors in the Company regularly request EBITDA as a supplemental analytical measure to, and in conjunction with, our GAAP financial data. We understand that these investors use EBITDA, among other things, to assess our ability to service our existing debt and to incur debt in the future, to evaluate our executive compensation programs, to assess our ability to fund our capital expenditure program, and to gain insight into the manner in which the Company’s management and board of directors analyze our liquidity. We believe that investors find the inclusion of EBITDA in our press releases to be useful and helpful to them.

Our management and board of directors also use EBITDA as a supplemental measure to our GAAP financial data for purposes broadly similar to those used by investors.

The purposes to which EBITDA may be used by investors, and is used by our management and board of directors, include the following:

•	The Company is required to comply with financial covenants and borrowing limitations that are based on variations of EBITDA as defined in our 2011 Senior Credit Facility.

•

Our discussions with prospective lenders and investors in recent years, including in relation to our 2011 Senior Credit Facility, have confirmed the importance of EBITDA in their decision-making processes relating to the making of loans to us or investing in our debt securities.

•	The Company uses EBITDA as a key factor in determining annual incentive bonuses for executive officers (as discussed in our proxy statement).

•

The Company considers EBITDA to be a useful supplemental measure to GAAP financial data because it indicates our ability to generate funds sufficient to make capital expenditures (including for the opening of new clubs and the upgrading of existing clubs) as well as to undertake initiatives to enhance our business by offering new products and services in accordance with our strategy.

•	Quarterly, equity analysts who follow our company often report on our EBITDA with respect to valuation commentary.

We do not, and investors should not, place undue reliance on EBITDA or Adjusted EBITDA as a measure of our liquidity.